                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934

                        Date of Report:  June 12, 1998
                       (Date of earliest event reported)

                        Armstrong World Industries, Inc.
             (Exact name of registrant as specified in its charter)

      Pennsylvania                1-2116                   23-0366390
(State of Organization)  (Commission File Number)  (IRS Employer Identification
                                                   No.)

     313 West Liberty Street, P.O. Box 3001, Lancaster, Pennsylvania 17604
     (Address of principal executive offices)                     (ZIP Code)

      Registrant's telephone number, including area code:  (717) 397-0611

Item 5.  Other Events.


   On June 13, 1998, Armstrong World Industries, Inc. ("Armstrong" or the "Company") announced that it had entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 12, 1998, by and among Triangle Pacific Corp. ("Triangle Pacific"), a Delaware corporation, Armstrong and Sapling Acquisition, Inc. ("Sapling"), a Delaware corporation and a wholly-owned subsidiary of the Company. Triangle Pacific is a leading U.S. manufacturer of hardwood flooring and other flooring and related products and a substantial manufacturer of kitchen and bathroom cabinets. Pursuant to the Merger Agreement, the Company has commenced a cash tender offer for all of the outstanding shares of common stock of Triangle Pacific at $55.50 per share. The tender will be followed by a merger in which any shares not tendered into the offer will be converted into the right to receive the same price in cash. As of May 15, 1998, there were approximately 16.95 million shares of Triangle Pacific stock outstanding on a diluted basis, making the total equity value of the transaction equal to approximately $890 million (including the proceeds from the exercise of outstanding stock options and warrants) and implying a total Triangle Pacific enterprise value of approximately $1,150 million, including Triangle Pacific's net indebtedness of approximately $260 million as of April 3, 1998. Consummation of the tender offer is subject to a number of conditions including the condition that at least a majority of Triangle Pacific's outstanding shares, on a diluted basis, be tendered into the offer. Shareholders of Triangle Pacific representing approximately 35% of Triangle Pacific's common stock on a diluted basis have agreed, subject to certain exceptions, to tender (and not thereafter withdraw) their shares pursuant to and in accordance with the terms of the offer. For the year ended January 2, 1998, Triangle Pacific had total sales of approximately $652.9 million and net income of approximately $31.8 million. At April 3, 1998, Triangle Pacific had total assets of approximately $575.8 million.

   On June 5, 1998, Armstrong announced its intention to commence, through an indirect wholly-owned subsidiary, a cash tender offer for all of the outstanding shares of DLW Aktiengesellschaft ("DLW"). DLW, which is headquartered in Bietigheim-Bissingen, Germany, is the leading flooring manufacturer in Germany and the third largest flooring manufacturer in Europe. Armstrong is offering to purchase the outstanding shares of DLW for a purchase price of DM350 per share ($194 per share, based on the exchange rate prevailing on June 5, 1998). As of May 31, 1998, there were approximately 1.41 million shares of capital stock of DLW outstanding. The offer has received the unanimous support of the Management Board of DLW. Consummation of the offer is subject to a number of conditions, including the condition that at least 75% of DLW's outstanding shares tender into the offer, as well as receipt of certain regulatory approvals. The transaction has already received the approval of two of DLW's major shareholders, holding an aggregate of 23.36% of DLW's outstanding shares. For the year ended December 31, 1997, DLW had total sales of DM1,184 million (approximately $680 million) and net income of DM13.6 million (approximately $7.6 million). At December 31, 1997, DLW had total assets of DM788.7 million (approximately $438.2 million).

     Armstrong intends to finance the acquisition of DLW and Triangle Pacific, including the refinancing of a portion of DLW's and Triangle Pacific's outstanding indebtedness, through the use of a combination of one or more of the following: (i) internally generated funds; (ii) the issuance of short-term debt pursuant to a new note program which will be secured by a new $1 billion credit facility; (iii) the issuance of up to $500 million of long-term debt under Armstrong's currently effective shelf registration statements on Form S-3; and
(iv) borrowings under Armstrong's currently existing $300 million credit facility. It is anticipated that the indebtedness incurred by Armstrong in connection with the acquisitions will be repaid from funds generated internally by Armstrong and its subsidiaries and through the issuance of public and/or private short and long-term debt securities. No final decision has been made, however, concerning the method Armstrong will employ to repay such indebtedness.

     Standard & Poors has indicated that if the DLW & Triangle Pacific transactions are consummated as currently structured it will lower its corporate credit and senior unsecured debt ratings to single 'A' minus from 'A' and its commercial paper rating to 'A-2' from 'A-1'. Armstrong expects that Moody's will announce its ratings shortly. Armstrong expects to complete the DLW and Triangle Pacific transactions in the third quarter of 1998. Armstrong expects the transactions to be dilutive to earnings in 1998, but accretive beginning in 1999.

     Additional information regarding Triangle Pacific and Armstrong's proposed acquisition of Triangle Pacific is contained in the Schedule 14D-1 filed by Armstrong and Sapling with the Securities and Exchange Commission (the "Commission") on June 19, 1998 and in the Schedule 14D-9 filed by Triangle Pacific with the Commission on June 19, 1998, as such may be amended from time to time.

     This Current Report on Form 8-K contains certain forward-looking statements regarding Armstrong including statements regarding the acquisition of DLW and Triangle Pacific and the impact of those transactions on Armstrong and its debt ratings and earnings. These statements are based largely on the Company's expectations, which are believed to be reasonable, but are subject to a number of risks and uncertainties, many of which are beyond Armstrong's control. Such risks include the successful completion of the transactions, the successful integration of DLW and Triangle Pacific with the Company's operations, the achievement of anticipated economies and profitability margins, and the continued strength of the domestic and international economies and financial markets. These risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

   The following financial statements, pro forma financial information and exhibits are filed as part of this report.

(a) Financial statements of the business to be acquired, prepared pursuant to Rule 3.05 of Regulation S-X and provided to Armstrong by Triangle Pacific:

                                                   Item                                                         Page
                                                   -----                                                        -----
Audited financial statements of the Triangle Pacific business:

  Report of Arthur Andersen LLP, Independent Public Accountants................................................. F-5
  Consolidated Balance Sheets - As of January 2, 1998 and January 3, 1997....................................... F-6
  Consolidated Statements of Operations - Years ended January 2, 1998 and January 3, 1997....................... F-7
  Consolidated Statements of Cash Flows - Years ended January 2, 1998 and January 3, 1997....................... F-8
  Consolidated Statements of Changes in Shareholders' Investment................................................ F-9
  Notes to Financial Statements................................................................................. F-10

Unaudited interim financial statements of Triangle Pacific business:

  Review Report of Arthur Andersen LLP, Independent Public Accountants.......................................... F-20
  Consolidated Balance Sheet - As of April 3, 1998.............................................................. F-21
  Consolidated Statements of Operations - Three months ended April 3, 1998 and April 4, 1997.................... F-22
  Consolidated Statements of Cash Flows - Three months ended April 3, 1998 and April 4, 1997.................... F-23
  Consolidated Statement of Changes in Shareholders' Investment................................................. F-24

(b) Pro forma financial information required pursuant to Article 11 of Regulation S-X:

                                                    Item                                                        Page
                                                    -----                                                      ------
Armstrong and Triangle Pacific Condensed Combined Pro Forma Financial Statements (Unaudited)

 Description of Transaction.................................................................................... F-26
 Basis of Presentation......................................................................................... F-26
 Condensed Combined Pro Forma Balance Sheet - As of March 31, 1998............................................. F-27
 Condensed Combined Pro Forma Statement of Earnings - Year ended December 31, 1997............................. F-28
 Condensed Combined Pro Forma Statement of Earnings - Three months ended March 31, 1998........................ F-29
 Notes to Condensed Combined Pro Forma Financial Statements.................................................... F-30

(c)  Exhibits

The following is a list of all exhibits filed as part of this Form 8-K.


Exhibit No.                                              Description of Exhibit
-----------                                              ----------------------
23.01                                                    Consent of Arthur Andersen LLP, Independent Public
                                                         Accountants, dated June 23, 1998 (filed herewith).

                                   SIGNATURE

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                              ARMSTRONG WORLD INDUSTRIES, INC.
                                   (Registrant)



Dated:  July 13, 1998         By:  /s/  Deborah K. Owen
                                 ------------------------------------
                                  Deborah K. Owen
                                  Senior Vice President, Secretary
                                  and  General Counsel

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Triangle Pacific Corp.:

     We have audited the accompanying consolidated balance sheets of Triangle Pacific Corp. and Subsidiaries (a Delaware corporation) as of January 2, 1998, and January 3, 1997, and the related consolidated statements of operations, changes in shareholders' investment, and cash flows for the fiscal years ended January 2, 1998, and January 3, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion of these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Triangle Pacific Corp. and Subsidiaries as of January 2, 1998, and January 3, 1997 and the results of their operations and their cash flows for the fiscal years ended January 2, 1998, and January 3, 1997, in conformity with generally accepted accounting principles.

                                                /s/  Arthur Andersen LLP


Dallas, Texas,
  February 2, 1998

                    Triangle Pacific Corp. and Subsidiaries
                          Consolidated Balance Sheet
                          ---------------------------
                                (in thousands)



                                                                                         January 2,         January 3,
                                                                                            1998              1997
                                                                                         ---------          ---------
ASSETS
Current assets:
     Cash and cash equivalents                                                         $     3,790          $ 19,638
     Receivables (net of allowance of $3,662 and $3,053, respectively)                      70,399            59,236
     Inventories                                                                           128,988            95,096
     Prepaid expenses                                                                        4,561             3,713
                                                                                       -----------          --------
          Total current assets                                                             207,738           177,683
                                                                                       -----------          --------

Property, plant and equipment
     Land                                                                                   16,809            15,537
     Buildings                                                                              65,050            56,274
     Equipment, furniture and fixtures                                                     161,076           133,197
                                                                                       -----------          --------
     Less:  accumulated depreciation                                                       242,935           205,008
                                                                                            53,294            40,258
                                                                                       -----------          --------
                                                                                           189,641           164,750
                                                                                       -----------          --------
Other assets:
     Goodwill                                                                               97,375            70,986
     Trademarks                                                                             38,876            28,333
     Deferred financing costs                                                                4,437             5,290
     Other                                                                                   5,154             2,921
                                                                                       -----------          --------
Total assets                                                                           $   543,221          $449,963
                                                                                       ===========          ========

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current liabilities:
     Current portion of long-term debt                                                 $     3,957          $  2,437
     Accounts payable                                                                       28,831            18,520
     Accrued liabilities                                                                    45,970            40,226
     Income taxes payable                                                                    1,499             1,991
                                                                                       -----------          --------
          Total current liabilities                                                         80,257            63,174
                                                                                       -----------          --------

Long-term debt, net of current portion                                                     232,241           190,604
Other long-term liabilities                                                                  3,565             2,331
Deferred income taxes                                                                       40,246            39,217
                                                                                       -----------          --------
          Total liabilities                                                                356,309           295,326
                                                                                       -----------          --------
Shareholders' investment:
     Common stock - $0.01 par value, authorized shares - 30,000,000 issued and outstanding shares - 14,740,538 at January 2, 1998 and 14,686,558 at
      January 3, 1997                                                                          147               147
     Additional paid-in capital                                                             93,728            93,212
     Retained earnings                                                                      93,037            61,278
                                                                                       -----------          --------
Total shareholders' investment                                                             186,912           154,637
                                                                                       -----------          --------
Total liabilities and shareholders' investment                                         $   543,221          $449,963
                                                                                       ===========          ========

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                    Triangle Pacific Corp. and Subsidiaries
                     Consolidated Statement of Operations
                     --------------------------------------
                   (In thousands, except per share amounts)

                                                                                           Fiscal Years Ended
                                                                                     January 2,           January 3,
                                                                                        1998                1997
                                                                                        -----               ----
Net Sales                                                                             $652,866             $534,261
                                                                                      --------             --------
Costs and expenses:
          Cost of sales                                                                495,256              402,759
          Selling, general and administrative                                           80,503               68,611
          Amortization of goodwill                                                       2,638                1,739
          Interest                                                                      22,863               19,719
                                                                                      --------             --------
                                                                                       601,260              492,828
                                                                                      --------             --------
Income before income taxes                                                              51,606               41,433
Provision for income taxes                                                              19,847               15,809
                                                                                      --------             --------
Net income                                                                            $ 31,759             $ 25,624
                                                                                      ========             ========

Net income per share
  Basic                                                                               $   2.16             $   1.75
  Diluted                                                                             $   2.07             $   1.71

Weighted common shares outstanding
  Basic                                                                                 14,716               14,670
  Diluted                                                                               15,321               15,005


The accompanying notes to consolidated financial statements are an integral part of these statements.

                    Triangle Pacific Corp. and Subsidiaries
                     Consolidated Statements of Cash Flows
                     --------------------------------------
                            (amounts in thousands)


                                                                                             Fiscal Years Ended
                                                                                         January 2,        January 3,
                                                                                           1998              1997
                                                                                           ----              ----
Cash flows from operating activities:
     Net income                                                                           $ 31,759          $ 25,624
     Adjustments:
          Depreciation                                                                      14,699            11,946
          Deferred income taxes                                                              1,029              (313)
          Amortization of goodwill and trademarks                                            3,645             2,539
          Amortization of deferred financing costs                                             941               898
          Provision for doubtful accounts                                                      850               422
     Changes in assets and liabilities:
          Receivables                                                                       (5,548)           (1,562)
          Inventories                                                                      (20,629)           (6,306)
          Prepaid expenses                                                                    (805)            1,291
          Accounts payable                                                                   8,417              (365)
          Accrued liabilities -- other                                                       2,353             5,107
          Accrued liabilities -- interest                                                      173              (204)
          Income taxes payable                                                                (493)            1,991
          Other                                                                             (1,614)             (575)
                                                                                          --------          --------
Net cash provided by operating activities                                                   34,777            40,493
                                                                                          --------          --------
Cash flows from investing activities:
     Proceeds from sale of property, plant and equipment                                       199             4,341
     Additions to property, plant and equipment                                            (29,147)          (13,506)
     Acquisition of Hartco Flooring                                                            ---           (36,140)
     Acquisition of KREDA Bonds                                                                ---            (5,012)
     Acquisition of Robbins Flooring                                                       (55,627)               --
     Acquisition of Bruce Floor Care Products Trademark                                     (1,550)               --
                                                                                          --------          --------
Net cash (used in) investing activities                                                    (86,125)          (50,317)
                                                                                          --------          --------
Cash flows from financing activities:
     Long-term debt borrowings                                                              39,400                --
     Long-term debt payments                                                                (4,416)           (3,213)
     Exercise of stock options                                                                 130                94
     Stock incentive bonus shares issued                                                       386                --
                                                                                          --------          --------
Net cash provided by (used in) financing activities                                         35,500            (3,119)
                                                                                          --------          --------
Net (decrease) in cash and cash equivalents                                               $(15,848)         $(12,943)
Cash and cash equivalents, beginning of period                                              19,638            32,581
                                                                                          --------          --------
Cash and cash equivalents, end of period                                                  $  3,790          $ 19,638
                                                                                          ========          ========

Supplemental disclosures of cash flow information:
Cash paid during the period for:
     Interest                                                                             $ 20,706          $ 18,352
     Income taxes                                                                           16,084            13,391

The accompanying notes to consolidated financial statements are an integral part of these statements.

                    Triangle Pacific Corp. and Subsidiaries
        Consolidated Statements of Changes in Shareholders' Investment
        --------------------------------------------------------------
                             (amounts in thousands)

                                                                              Additional
                                                              Common            Paid-In           Retained
                                                              Stock             Capital           Earnings            Total
                                                             -------          -----------         --------          ----------
Balance, December 29, 1995                                     $147              $93,100           $35,654            $128,901
Net income                                                                                          25,624              25,624
Stock incentive bonus shares issued
                                                                                      18                                    18
Exercise of stock options                                        --                   94                --                  94
                                                               ----              -------           -------            --------
Balance, January 3, 1997                                       $147              $93,212           $61,278            $154,637
Net income                                                                                          31,759              31,759
Stock incentive bonus shares issued
                                                                                     386                                   386
Exercise of stock options                                        --                  130                --                 130
                                                               ----              -------           -------            --------
Balance, January 2, 1998                                       $147              $93,728           $93,037            $186,912
                                                               ====              =======           =======            ========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                  Notes to Consolidated Financial Statements
                  ------------------------------------------

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Triangle Pacific Corp. (the "Company") conducts its operations through a single business segment which consists of the manufacture and distribution of hardwood flooring products and kitchen and bathroom cabinets. The Company's products are used primarily in residential new construction and remodeling. Flooring products accounted for approximately 72%, and kitchen cabinets 28%, of the Company's revenues during 1997. The Company's products are sold throughout the U.S. and a portion of the flooring products are sold worldwide.

Basis of Consolidation:
-----------------------

The consolidated financial statements include the financial statements of Triangle Pacific and its subsidiaries. All intercompany balances and transactions have been eliminated. The Company maintains its records on a 52/53 week year.

Net Income Per Share:
-------------------------

Net income per share is computed using the weighted-average number of common shares and common stock equivalents outstanding during each period. Common stock equivalents represent the dilutive effect of outstanding stock options and warrants.

The Company adopted Statement of Financial Accounting Standards No. 128 (SFAS
128) "Earnings Per Share" in the fourth quarter of 1997. Under SFAS 128, the Company has reported two net income per share amounts. Basic net income per share is calculated based on income available to common shareholders and the weighted-average number of shares outstanding during the period. Diluted net income per share includes additional dilution attributable to stock options and warrants. For comparative purposes, both basic and diluted net income per share are presented for the two fiscal years ended January 2, 1998 and January 3, 1997. Diluted net income per share in each of these two years are approximately the same as the previously reported net income per share.

Cash and Cash Equivalents:
------------------------------

The Company considers all investments with an original maturity of less than three months to be cash equivalents. All cash equivalents are investment grade such as U.S. Government or A-1 or better securities rated by Standard & Poor's Corporation.

Inventories:
------------

Inventories are valued at the lower of cost or market.  The last-in, first-out
(LIFO) method is used primarily for lumber and certain other inventories and the first-in, first-out (FIFO) method is used for all other inventories.
Inventories valued by the LIFO method were $65,407,000 at January 2, 1998 and $35,311,000 at January 3,1997. Had all inventories been valued by the FIFO method, which approximates current cost, inventories would have been increased by $9,463,000 at January 2, 1998 and $2,851,000 at January 3, 1997. Raw
materials inventories include purchased parts and supplies to be used in manufactured products. Work-in-process and finished goods inventories include material, labor and overhead costs incurred in the manufacturing process. The major components of inventories are as follows:

                                              January 2,         January 3,
                                                1998               1997
                                                ----               ----
                                                     (in thousands)
Raw materials                                 $ 64,808            $50,873
Work-in-process                                 13,747              7,259
Finished goods                                  50,433             36,964
                                              --------            -------
Total                                         $128,988            $95,096
                                              ========            =======

Property, Plant and Equipment:
------------------------------

Property, plant and equipment were restated to fair value as of June 8, 1992, when the Company successfully completed a capital restructuring. All additions, subsequent thereto, are stated at acquisition or construction cost. Expenditures for maintenance, repairs, renewals and improvements which do not extend the useful lives of assets are charged to appropriate expense accounts in the year incurred. Upon disposition of an asset, cost and accumulated depreciation are removed from the accounts, and any gain or loss is included in the results of operations. Depreciation and amortization are computed on the straight-line basis using the following estimated useful lives:

    Buildings                              10 to 50 years
    Equipment, furniture and fixtures       3 to 22 years

Amortization of leasehold improvements is provided over the terms of the leases or the useful lives of the assets, whichever is shorter. For income tax purposes, all assets are depreciated under allowable tax depreciation methods.

Intangible Assets:
------------------

The Company annually evaluates its carrying value and expected period of benefit of trademarks and goodwill in relation to results of operations. In determining the recoverability of these assets the Company analyzes its historical and
future ability to generate earnings before interest and taxes.   Deferred
financing costs are being amortized on the straight-line method over the lives of the related debt. Trademarks and goodwill are being amortized over 40 years. Accumulated amortization of trademarks and goodwill is $4,674,000 and $9,919,000, respectively, at January 2, 1998 and $3,667,000 and $7,281,000,
respectively, at January 3, 1997.

Fair Value of Financial Instruments:
------------------------------------

The Company's cash equivalents and long-term debt are recorded at cost, which approximates fair market value at January 2, 1998.

Use of Estimates:
-----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 - LONG-TERM DEBT:

Long-term debt consists of the following:

                                                January 2,           January 3,
                                                  1998                  1997
                                                  ----                  ----
                                                         (in thousands)
Senior Notes, 10 1/2% due 8/1/2003               $160,000              $160,000
Revolving note - bank                              39,400
Capitalized lease obligations                      15,088                16,996
Industrial revenue bonds                           21,710                16,045
                                                 --------              --------
                                                  236,198               193,041
Less:  Current portion of long-term
 debt                                              (3,957)               (2,437)
                                                 --------              --------
                                                 $232,241              $190,604
                                                 ========              ========

Letters of credit outstanding were $18.6 million at January 2, 1998 and $15.0 million at January 3, 1997, under a facility pursuant to which they can be renewed or replaced.

Senior Notes:
-------------

The Senior Notes are senior unsecured obligations of the Company with an aggregate principal amount of $160 million. The Senior Notes mature on August 1, 2003 and bear interest at an annual rate of 10 1/2%, payable in two equal semi-annual installments of $8,400,000 each, with each semi-annual period deemed to have 180 days. The Senior Notes are issued under an Indenture (the "Indenture") between the Company and Comerica Bank, as the present Trustee (the "Trustee"). The Senior Notes rank pari passu with all present and future senior indebtedness of the Company and senior to all present and future subordinated indebtedness of the Company. However, because borrowings under the Credit Facility are secured by inventory and accounts receivable of the Company and the proceeds thereof, the Senior notes are effectively subordinated to such borrowings to the extent of such security interest.

The Senior Notes are not redeemable prior to August 1, 1998. Thereafter, the Senior Notes are redeemable at the option of the Company at redemption prices specified in the Indenture. The Senior Notes are not subject to any mandatory sinking fund requirements.

Upon a "change of control" (as defined in the Indenture), the Company is required to offer to purchase all outstanding Senior notes at 101% of the principal amount thereof, plus accrued interest to the date of repurchase. In addition, the Company may be required to offer to purchase the Senior Notes at 100% of the principal amount plus accrued interest with the net cash proceeds of certain sales or other dispositions of assets.

The Indenture contains covenants which limit, among other things, the incurrence of additional indebtedness by the Company and its subsidiaries, the payment of dividends on, or the purchase of the capital stock of the Company ("Restricted Payments"), the creation of liens on the assets of the Company and its subsidiaries, the creation of certain restrictions on the payment of dividends and other distributions by the Company's subsidiaries, the issuance of preferred stock by the Company's subsidiaries, and certain mergers, sales of assets and transactions with affiliates.

Based on the Company's operations through January 2, 1998, the amount of Restricted Payments that the Company could make under the Indenture was $55,134,000.

The Indenture specifies a number of events of default including, among others, the failure to make timely principal and interest payments or to meet the covenants contained therein. The Indenture contains a cross-default to other indebtedness of the Company aggregating more than $5,000,000 and certain customary bankruptcy and insolvency defaults. Upon the occurrence of an event of default under the Indenture, the Trustee or the holders of not less than 25% in principal amount of the outstanding Senior Notes may declare all amounts thereunder immediately due and payable, except that such amounts automatically become immediately due and payable in the event of a bankruptcy or insolvency default.

Credit Facility:
----------------

In December 1995, the Company entered into a Credit Facility, which provides for up to $90 million of revolving loans for working capital and general corporate purposes and for letters of credit. Availability of borrowings under the Credit Facility is based upon a formula related to inventory and accounts receivable. At January 2, 1998, the Company had $39.4 million of borrowings under the Credit Facility and had an additional $32.0 million of borrowing capacity under this facility. Borrowings under the Credit Facility bear interest at the agent's prime rate plus 0.375% (8.875% at January 2, 1998) or, at the Company's option, at certain alternate floating rates, and are secured by a pledge of the Company's inventory and accounts receivable. The Credit Facility expires on December 21, 2000.

The Credit Facility contains covenants which restrict, among other things, the incurrence of additional indebtedness and rental obligations by the Company and its subsidiaries, the payment of dividends and other distributions related to the capital stock of the Company, the creation of liens on the assets of the Company and its subsidiaries, the creation of certain restrictions on the payment of dividends and other distributions by the Company's subsidiaries, investments and capital expenditures by the Company and its subsidiaries, the creation of new subsidiaries by the Company, and certain mergers, sales of assets and transactions with affiliates.

The Credit Facility also contains certain financial covenants relating to the consolidated financial condition of the Company and its subsidiaries, including covenants relating to their net worth, the ratio of their earnings to their fixed charges, the ratio of their earnings to their interest expense, the ratio of their current assets to their current liabilities, and the ratio of their indebtedness to their total capitalization. At January 2, 1998, the Company was in compliance with all financial covenants.

The Credit Facility specifies a number of events of default including, among others, the failure to make timely payments of principal, fees, and interest, the failure to perform the covenants contained therein, the failure of representations and warrants to be true, the occurrence of a "change of control"(as defined in the Credit Facility, to include, among other things, the ownership by any person or group of more than 25% (or, in the case of The TCW Group, Inc. and its affiliates, 50%) of the total voting securities of the Company), and certain impairments of the security for the Credit Facility. The Credit Facility also contains a cross-default to other indebtedness of the Company aggregating more than $2,000,000 and certain customary bankruptcy, insolvency and similar defaults. Upon the occurrence of an event of default under the Credit Facility, at least three of the lenders holding at least 60% of the principal indebtedness outstanding under the Credit Facility may declare all amounts thereunder immediately due and payable, except that such amounts automatically become immediately due and payable in the event of certain bankruptcy, insolvency or similar defaults.

The Credit Facility generally prohibits the Company from prepaying in excess of $50.0 million of the Senior Notes whether the prepayment would result from the redemption of the Senior Notes, an offer by the Company to purchase the Senior Notes following a change of control or a sale or other disposition of assets, or the acceleration of the due date for payment of the Senior Notes.

Capitalized Lease Obligations:
----------------------------------

During the fourth quarter of 1995, the operating lease agreement relating to the Company's Beverly, West Virginia, plant and related equipment was amended to allow for a purchase option of $1 until 2018. As a result, the Company recorded the present value of the remaining future minimum lease payments as a capitalized lease asset and related capitalized lease obligation.

Industrial Revenue Bonds:
-----------------------------

On June 28, 1996, in connection with the acquisition of Hartco Flooring Company, the Company acquired $10,000,000, in floating interest rate, City of Somerset, Kentucky, Industrial Revenue Bonds, due in full on August 1, 2009. These bonds were used to finance the Somerset, Kentucky hardwood flooring plant and are collateralized by a $10,000,000 letter of credit. At January 2, 1998, the various Industrial Revenue Bond (IRB) notes have interest rates that ranged up to 8.25% and at January 3, 1997, the interest rates ranged up to 7.87%.

These IRB notes are payable through 2009 and are collateralized by the related underlying assets.


 Maturities for all long-term debt are as follows:

                                 (In thousands)
                   1998               $  3,957
                   1999                  4,111
                   2000                 45,011
                   2001                  4,800
                   2002                  1,198
                   Thereafter          177,121
                                      --------
       Total                          $236,198
                                      ========

NOTE 3 - INCOME TAXES:

 The components of the deferred tax liability and asset are as follows:

                                              January 2,        January 3,
                                                1998              1997
                                              ----------        ----------
                                                     (In thousands)
Deferred Tax Liability:
     Property, plant and equipment             $26,925            $27,824
     Trademarks                                 10,108             11,022
     Other                                       7,856              7,338
                                               -------            -------
     Total                                     $44,889            $46,184
                                               -------            -------
Deferred Tax Asset:
     Other                                     $ 4,643            $ 6,967
                                               -------            -------
     Total                                     $ 4,643            $ 6,967
                                               -------            -------
Net Deferred Tax Liability
                                               $40,246            $39,217
                                               =======            =======

 The provision for income taxes consists of the following:

                                                   Fiscal Years Ended
                                              January 2,        January 3,
                                                1998               1997
                                                ----               ----
                                                      (In thousands)
Current:
     Federal                                   $13,097            $12,338
     State and local                             2,736              2,625
                                               -------            -------
                                               $15,833            $14,963
                                               -------            -------
Deferred:
     Federal                                   $ 3,687            $   722
     State and local                               327                124
                                               -------            -------
                                               $ 4,014            $   846
                                               -------            -------
Total                                          $19,847            $15,809
                                               =======            =======

The tax provision for the fiscal years ended January 2, 1998 and January 3, 1997 was 38.5% and 38.2% of pre-tax income, respectively. The factors causing the rate to vary from the U.S. Federal Statutory rate are as follows:

                                                                      Fiscal Years Ended
                                                                January 2,         January 3,
                                                                  1998                1997
                                                                  ----                ----
                                                                       (In thousands)
Computed (expected) tax provision                               $18,062              $14,502
Increase (decrease) from:
     State and local taxes                                        2,023                1,830
     Amortization of goodwill                                       685                  609
     Foreign sales                                                 (463)                (394)
     Other book to tax differences, net                            (460)                (738)
                                                                -------              -------
          Total                                                 $19,847              $15,809
                                                                =======              =======

NOTE 4 - OPERATING LEASE COMMITMENTS:

The Company rents certain real estate and equipment under operating leases expiring at various dates to 2015. Several leases include options for renewal or purchase and contain clauses for payment of real estate taxes and insurance. In most cases, management expects that in the normal course of business, leases will be renewed or replaced by other leases.

The following is a summary of minimum future rental payments required under operating leases that have initial non-cancelable lease terms in excess of one year:


                                             (In thousands)
                  1998                            $1,928
                  1999                             1,143
                  2000                               670
                  2001                               236
                  2002                               118
                  Thereafter                         122
                                                  ------
                   Total                          $4,217
                                                  ======

Rental expense for operating leases amounted to $7,062,000 and $6,682,000 for the fiscal years ended January 2, 1998, and January 3, 1997, respectively.

NOTE 5 - EMPLOYEE BENEFIT PLANS:

Pension and Profit Sharing Plans:
---------------------------------

The Company sponsors several defined benefit pension plans and is required to contribute to several labor union-related defined contribution plans. Total pension expense was $1,268,000 and $1,169,000 for the fiscal years ended January 2, 1998, and January 3, 1997, respectively, including $647,000 and $517,000, respectively, for defined benefit plans, which includes amortization of prior service costs over the estimated average remaining service period of active employees.

The following table sets forth the defined benefit pension plans' funded status at January 2, 1998 and January 3, 1997.

                                                                     Fiscal Years Ended
                                                               January 2,           January 3,
                                                                 1998                 1997
                                                                 ----                 ----
                                                                      (In thousands)


     Actuarial present value of benefit obligation:
          Vested                                                $10,566                $10,519
          Non-vested                                                695                    566
                                                                -------                -------
     Accumulated and projected benefit obligation                11,261                 11,085
     Plan assets at fair value                                   11,066                 10,538
                                                                -------                -------
     Projected benefit obligation in excess of
      plan assets                                                  (195)                  (547)

     Unrecognized prior service costs                               842                    598

     Unrecognized net loss from past experience
      different from that assumed and effects of
      changes in assumptions                                        724                  1,235

     Adjustment to recognize minimum liability                   (1,071)                (1,761)
                                                                -------                -------
     Prepaid (accrued) pension expense                          $   300                $  (475)
                                                                =======                =======

Net periodic pension costs for defined benefit pension plans for the fiscal years ended January 2, 1998 and January 3, 1997, include the following components:

                                                                     Fiscal Years Ended
                                                               January 2,          January 3,
                                                                  1998                1997
                                                                  ----                ----
                                                                       (In thousands)
Service cost - benefits earned during the period                $   317              $   277
Interest cost on projected benefit obligation                       897                  818
Actual return on plan assets                                     (1,483)              (1,129)
Net amortization and deferral                                       916                  551
                                                                -------              -------
Net periodic pension cost                                       $   647              $   517
                                                                =======              =======

A weighted average discount rate of 8.5% was used in 1997 and 1996 to determine the benefit obligations of the Company's defined benefit pension plans. The plans do not provide for future compensation increases in calculating benefit obligations as the benefits do not derive from compensation levels but from length of service. The plans' assets are invested in a diversified portfolio of common stocks and fixed income securities. The expected long-term rate of return on plan assets was 8.0% in 1997 and 1996.

The Company has a profit sharing plan for salaried employees, and a supplemental profit sharing plan for certain salaried employees to which contributions are made at the discretion of its Board of Directors as long as the Company has met specified financial goals. The fiscal year 1997 and 1996 contributions were $1,250,000 and $1,250,000, respectively.

Long-Term Incentive Plans:
--------------------------

In June 1993, the Company adopted the Triangle Pacific Long-Term Incentive Compensation Plan, (the "Long-Term Incentive Plan") which authorizes grants of various incentive awards to all regular salaried full-time officers and key employees of the Company. There are 1,400,000 shares of common stock authorized for issue under this plan. In February 1994, March 1994, February 1996, April 1996 and May 1997 stock options were granted for an aggregate of 1,072,700 shares at 100% of fair market value at the respective dates of grant.

The following summarizes the Company's stock option activity:

                                                                                                      Weighted
                                                   Number                                              Average
                                                     of                Exercise Price               Exercise Price
                                                   Shares                 Per Share                    Per Share
Outstanding, December 29, 1995                      730,449            $ 2.99 - $15.13                    $11.57
1996
   Granted                                          237,500                 $16.38                        $16.38
   Exercised                                        (22,093)           $ 2.99 - $14.44                    $ 4.29
   Forfeited                                        (14,200)           $14.44 - $15.13                    $14.64
                                                  ---------
Outstanding, January 3, 1997                        931,656            $ 2.99 - $16.38                    $12.99
1997
   Granted                                          277,500                 $28.38                        $28.38
   Exercised                                        (28,455)           $ 2.99 - $14.44                    $ 4.58
   Forfeited                                         (8,750)           $14.44 - $28.38                    $16.38
                                                  ---------
Outstanding, January 2, 1998                      1,171,951            $ 2.99 - $28.38                    $16.68

All stock options are granted with exercise prices equal to the fair market value of the Company's common stock at the date of grant. The weighted average exercise prices of the stock options granted during 1997 was $28.38. Stock options expire ten years from date of grant and vest equally over a four year period. The number of stock options exercisable at January 2, 1998, was 601,376 shares. These stock options have a weighted average exercise price of $11.98 per share and a weighted average contractual life of 6.0 years.

The Company accounts for stock options in accordance with Accounting Principles Board Opinion No. 25, under which no compensation cost has been recognized for stock option awards. Had compensation cost for the stock options issued subsequent to January 1, 1995 been determined consistent with Statement of Financial Accounting Standards No. 123, "Accounting for Stock- Based Compensation" (SFAS 123), the Company's pro forma net income and net income per share for 1997 and 1996 would not have been materially different from reported net income and net income per share. Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, pro forma compensation cost may not be representative of that to be expected in future years.

The value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for 1997 grants: risk free interest rate of 6.88%, expected dividend yield of 0%; expected life of ten years; and expected volatility of 29.06%.

The Company has a performance-based cash incentive plan for officers and other key employees to make annual bonus awards based upon pre-established criteria which were approved by the Board of Directors. The expense under this plan was $3,743,000 and $3,282,000 in 1997 and 1996, respectively.


Non-Employee Director Stock Option Plan:
----------------------------------------

The Company has a Non-Employee Director Stock Option Plan for up to 100,000 shares of common stock. Options have been granted to six non-employee directors for an aggregate of 48,000 shares, with exercise prices equal to the fair market value at the date of grant. These options are currently exercisable and generally expire 10 years from the date of grant.

Post-Retirement and Post-Employment Benefits:
---------------------------------------------

The Company, as of January 2, 1998, generally does not provide post-retirement life or health insurance benefits or any post-employment benefits other than those previously discussed.

NOTE 6 - ACCRUED LIABILITIES:

 Amounts included in accrued liabilities are as follows:

                                                January 2,  January 3,
                                                   1998        1997
                                                ----------  ----------

    Payroll                                        $ 9,874      $8,187
    Pension and profit sharing                       1,766       1,919
    Taxes                                            3,780       3,311
    Insurance                                        8,911       9,340
    Interest                                         7,202       7,029
    Marketing                                        9,232       5,363
    Other                                            5,205       5,077
                                                   -------     -------
    Total                                          $45,970     $40,226
                                                   =======     =======

NOTE 7 - SUPPLEMENTARY QUARTERLY FINANCIAL DATA (unaudited):
    (In thousands, except per share amounts)



                                                      Net Income Per Share
                    Net        Gross       Net       ----------------------
Quarters          Sales       Profit      Income       Basic      Diluted
---------------------------------------------------------------------------
1997
First Quarter     $145,205    $ 36,237   $  5,859     $ 0.40      $ 0.38
Second Quarter     175,249      41,738      9,058       0.62        0.59
Third Quarter      165,795      40,485      8,415       0.57        0.55
Fourth Quarter     166,617      39,150      8,427       0.57        0.55

1996
First Quarter     $110,525    $ 25,926   $  3,904     $ 0.27      $ 0.26
Second Quarter     131,471      34,364      7,433       0.51        0.50
Third Quarter      142,941      34,755      6,762       0.46        0.45
Fourth Quarter     149,324      36,457      7,525       0.51        0.50

NOTE 8 - ACQUISITION OF RESIDENTIAL FLOORING DIVISION OF ROBBINS, INC. AND SEARCY FLOORING, INC.

On March 28, 1997, Robbins Hardwood Flooring Inc., a newly formed wholly- owned subsidiary of Triangle Pacific Corp., acquired from Robbins Inc. and its affiliate Searcy Flooring, Inc., substantially all the assets and assumed certain liabilities (primarily IRB financing and trade payables) associated with their residential flooring operations. The purchase price was $64.2 million consisting of $55.6 in cash and the balance in assumed liabilities.


The acquisition has been accounted for using the purchase method of accounting, and accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon the fair values at the date of acquisition. The excess of the purchase price over the fair values of the net assets acquired was $36.9 million and has been recorded as goodwill, which is being amortized on a straight-line basis over 40 years. Sales and earnings for the residential flooring operations acquired by Robbins Hardwood Flooring Inc., are included in the reported results for the period since the acquisition on March 28, 1997.

The net purchase price was allocated as follows:


                                                (in
                                             thousands)
Net working capital                             $ 14,661
Net property, plant and equipment                 11,295
Other assets                                       2,923
Goodwill                                          36,941
Other non-current liabilities                    (10,193)
                                                --------
 Cash paid for Robbins Hardwood Flooring        $ 55,627
                                                ========

NOTE 9 - ACQUISITION OF HARTCO FLOORING COMPANY:

On June 28, 1996, the Company acquired all of the outstanding shares of Hartco Flooring Company ("Hartco"), formerly a wholly-owned subsidiary of Premark International, Inc. The total value of the acquisition was $63 million, consisting of $36.1 million in cash and the balance representing the assumption of liabilities.

The acquisition has been accounted for using the purchase method of accounting, and accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon the fair values at the date of acquisition. The excess of the purchase price over the fair values of the net assets acquired was $17.5 million and has been recorded as goodwill, which is being amortized on a straight-line basis over 40 years. The accompanying consolidated financial statements reflect the operations of Hartco for the period subsequent to June 28, 1996.

The net purchase price was allocated as follows:


                                          (in thousands)
    Net working capital                      $ 13,589
    Net property, plant and equipment          22,717
    Other assets                                  712
    Goodwill                                   17,530
    Other non-current liabilities             (18,408)
                                             --------
          Cash paid for Hartco               $ 36,140
                                             ========

The unaudited pro forma results below assume the acquisition occurred at the beginning of the year ended January 3, 1997. (In thousands, except per share amounts)

                             Fiscal Year
                               Ended
                              January 3,
                                 1997
                                 ----

Net sales                      $574,680
Net income                       25,958
Net income per share           $   1.73

The above pro forma results include adjustments to give effect to amortization of goodwill, interest expense on acquisition debt and certain other adjustments, together with related income tax effects. The pro forma results above are not necessarily indicative of the operating results that would have occurred had the acquisition been consummated as of the beginning of the periods presented, nor are they necessarily indicative of future operating results.

NOTE 10 - EVENT SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

On June 13, 1998, the Company announced that it had entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 12, 1998, by and among the Company, Armstrong World Industries, Inc. ("Armstrong") and Sapling Acquisition, Inc., a wholly-owned subsidiary of Armstrong. Pursuant to the Merger Agreement, Armstrong has commenced a cash tender offer for all of the outstanding shares of common stock of the Company at $55.50 per share. The tender will be followed by a merger in which any shares not tendered into the offer will be converted into the right to receive the same price in cash. As of May 15, 1998, there were approximately 16.95 million shares of Company stock outstanding on a diluted basis, making the total equity value of the transaction equal to approximately $890 million (including the proceeds from the exercise of outstanding stock options and warrants) and implying a total Company enterprise value of approximately $1,150 million, including the Company's indebtedness of approximately $260 million as of April 3, 1998. Consummation of the tender offer is subject to a number of conditions including the condition that at least a majority of the Company's outstanding shares, on a diluted basis, be tendered into the offer.

                          ACCOUNTANTS' REVIEW REPORT

To the Board of Directors of
Triangle Pacific Corp.:

We have reviewed the accompanying consolidated balance sheet of Triangle Pacific Corp. and Subsidiaries (a Delaware corporation) as of April 3, 1998, and the related consolidated statements of operations, changes in shareholders' investment, and cash flows for the three-month period ended April 3, 1998. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.

                                                   Arthur Andersen LLP




Dallas, Texas,
  June 23, 1998

                    Triangle Pacific Corp. and Subsidiaries
                          Consolidated Balance Sheet
                          --------------------------
                                (in thousands)



                                                                                     April 3,          January 2,
                                                                                       1998              1998
                                                                                       ----              ----
                                                                                    (Unaudited)
ASSETS
Current assets:
     Cash and cash equivalents                                                     $     4,744        $  3,790
     Receivables (net of allowance of $3,686 and $3,662, respectively)                  77,486          70,399
     Inventories                                                                       146,613         128,988
     Prepaid expenses                                                                    4,278           4,561
                                                                                   -----------        --------
          Total current assets                                                         233,121         207,738
                                                                                   -----------        --------

Property, plant and equipment
     Land                                                                               16,926          16,809
     Buildings                                                                          68,533          65,050
     Equipment, furniture and fixtures                                                 170,165         161,076
                                                                                   -----------        --------
                                                                                       255,624         242,935
     Less:  accumulated depreciation                                                    57,187          53,294
                                                                                   -----------        --------
                                                                                       198,437         189,641
Other assets:
     Goodwill                                                                           97,176          97,375
     Trademarks                                                                         38,604          38,876
     Deferred financing costs                                                            4,228           4,437
     Other                                                                               4,202           5,154
                                                                                   -----------        --------
Total assets                                                                       $   575,768        $543,221
                                                                                   ===========        ========

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current liabilities:
     Current portion of long-term debt                                             $     3,947        $  3,957
     Accounts payable                                                                   29,565          28,831
     Accrued liabilities                                                                38,160          45,970
     Income taxes payable                                                                6,209           1,499
                                                                                   -----------        --------
          Total current liabilities                                                     77,881          80,257
                                                                                   -----------        --------

Long-term debt, net of current portion                                                 261,139         232,241
Other long-term liabilities                                                              3,589           3,565
Deferred income taxes                                                                   39,292          40,246
                                                                                   -----------        --------
          Total liabilities                                                            381,901         356,309
                                                                                   -----------        --------

Shareholders' investment:
     Common stock - $0.01 par value, authorized shares - 30,000,000
      issued and outstanding shares - 14,752,345 at April 3, 1998                          148             147
     Additional paid-in capital                                                         93,848          93,728
     Retained earnings                                                                  99,871          93,037
                                                                                   -----------        --------
Total shareholders' investment                                                         193,867         186,912
                                                                                   -----------        --------
Total liabilities and shareholders' investment                                     $   575,768        $543,221
                                                                                   ===========        ========

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                    Triangle Pacific Corp. and Subsidiaries
               Consolidated Statements of Operations (Unaudited)
               -------------------------------------------------
                   (In thousands, except per share amounts)


                                                                                          Three Months Ended
                                                                                      April 3,            April 4,
                                                                                        1998                1997
                                                                                        ----                ----
Net Sales                                                                             $173,442             $145,205
                                                                                      --------             --------
Costs and expenses:
  Cost of sales                                                                        133,463              108,968
  Selling, general and administrative                                                   22,173               20,944
  Amortization of goodwill                                                                 718                  490
  Interest                                                                               6,151                4,993
                                                                                      --------             --------
                                                                                       162,505              135,395
                                                                                      --------             --------
Income before income taxes                                                              10,937                9,810
Provision for income taxes                                                               4,103                3,951
                                                                                      --------             --------
Net income                                                                            $  6,834             $  5,859
                                                                                      ========             ========

Net income per share
  Basic                                                                               $   0.46             $   0.40
  Diluted                                                                             $   0.44             $   0.38

Weighted common shares outstanding
  Basic                                                                                 14,745               14,704
  Diluted                                                                               15,502               15,274

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                    Triangle Pacific Corp. and Subsidiaries
               Consolidated Statements of Cash Flows (Unaudited)
               -------------------------------------------------
                            (amounts in thousands)


                                                                                           Three Months Ended
                                                                                      April 3,              April 4,
                                                                                        1998                  1997
                                                                                        ----                  ----
Cash flows from operating activities:
     Net income                                                                       $  6,834              $  5,859
     Adjustments:
          Depreciation                                                                   3,951                 3,365
          Deferred income taxes                                                           (954)                  (21)
          Amortization of goodwill and trademarks                                          990                   690
          Amortization of deferred financing costs                                         237                   231
          Provision for doubtful accounts                                                   92                   130
     Changes in assets and liabilities:
          Receivables                                                                   (7,179)               (7,880)
          Inventories                                                                  (17,624)               (3,147)
          Prepaid expenses                                                                 283                   (24)
          Other Assets                                                                     404                  (347)
          Accounts payable                                                                 733                 3,600
          Accrued liabilities -- Other                                                  (3,865)                  (31)
          Accrued liabilities -- Interest                                               (3,945)               (4,014)
          Income taxes payable                                                           4,710                 3,295
          Other                                                                             25                    35
                                                                                      --------              --------
Net cash (used by) provided by operating activities                                    (15,308)                1,741
                                                                                      --------              --------
Cash flows from investing activities:
     Additions to property, plant and equipment                                        (12,747)               (4,698)
     Acquisition of Robbins Flooring                                                        --               (55,627)
                                                                                      --------              --------
Net cash (used for) investing activities                                               (12,747)              (60,325)
                                                                                      --------              --------

Cash flows from financing activities:
     Long-term debt borrowings                                                          29,600                43,100
     Long-term debt payments                                                              (712)               (1,117)
     Exercise of stock options                                                             121                     2
     Stock incentive bonus shares issued                                                   ---                   386
                                                                                      --------              --------
Net cash provided by financing activities                                               29,009                42,371
                                                                                      --------              --------

Net increase (decrease) in cash and cash equivalents                                  $    954              $(16,213)
Cash and cash equivalents, beginning of period                                           3,790                19,638
                                                                                      --------              --------
Cash and cash equivalents, end of period                                              $  4,744              $  3,425
                                                                                      ========              ========

Supplemental disclosures of cash flow information:
Cash paid during the period for:
     Interest                                                                         $  9,586              $  8,516
     Income taxes                                                                          470                   641

The accompanying notes to consolidated financial statements are an integral part of these statements.

                    Triangle Pacific Corp. and Subsidiaries
   Consolidated Statement of Changes in Shareholders' Investment (Unaudited)
   -------------------------------------------------------------------------
                             (amounts in thousands)

                                                                                Additional
                                                             Common              Paid-In          Retained
                                                             Stock               Capital          Earnings            Total
                                                             -----               -------          --------            -----
Balance, January 2, 1998                                       $147              $93,728           $93,037            $186,912
Net income                                                                                           6,834               6,834
Exercise of stock options                                         1                  120                --                 121
                                                               ----              -------           -------            --------
Balance, April 3, 1998                                         $148              $93,848           $99,871            $193,867
                                                               ====              =======           =======            ========

The accompanying notes to consolidated financial statements are an integral part of these statements.

NOTE 1 - INTRODUCTION:

The accompanying consolidated financial statements of Triangle Pacific Corp. (the "Company") as of April 3, 1998 and for the three-month periods ended April 3, 1998 and April 4, 1997, included herein have been prepared by the Company without audit. They contain all adjustments which are, in the opinion of the management, necessary to a fair presentation of financial position and results of operations for the interim periods. The operating results for the interim periods are not necessarily indicative of results to be expected for a full year. It is suggested that these consolidated financial statements be read in conjunction with the consolidated financial statements and the notes thereto, included in the Company's Form 10-K as of January 2, 1998.

NOTE 2 - INVENTORIES:

Inventories are valued at the lower of cost or market.  The last-in, first-out
(LIFO) method is used primarily for lumber and certain other inventories and the first-in, first-out (FIFO) method is used for all other inventories.
Inventories valued by the LIFO method were $55,745,000 at April 3, 1998 and $42,622,000 at January 2,1998. Had all inventories been valued by the FIFO method, which approximates current cost, inventories would have increased by $11,944,000 at April 3, 1998 and $9,463,000 at January 2, 1998. Raw materials inventories include purchased parts and supplies to be used in manufactured products. Work-in-process and finished goods inventories include material, labor and overhead costs incurred in the manufacturing process. The major components of inventories are as follows:

                                               April 3,          January 2,
                                                 1998              1998
                                                 ----              ----
                                                     (in thousands)
Raw materials                                 $ 71,646           $ 64,808
Work-in-process                                 15,221             13,747
Finished goods                                  59,746             50,433
                                              --------           --------
Total                                         $146,613           $128,988
                                              ========           ========

NOTE 3 - LONG-TERM DEBT:

Long-term debt consists of the following:

                                                 April 3,            January 2,
                                                   1998                 1998
                                                   ----                 ----
                                                         (in thousands)
Senior Notes, 10 1/2% due 8/1/2003               $160,000              $160,000
Revolving note - bank                              69,000                39,400
Capitalized lease obligations                      14,593                15,088
Industrial revenue bonds                           21,493                21,710
                                                 --------              --------
                                                  265,086               236,198
Less:  Current portion of long-term
 debt                                              (3,947)               (3,957)
                                                 --------              --------
                                                 $261,139              $232,241
                                                 ========              ========

Letters of credit outstanding were $18.7 million at April 3, 1998 and $18.6 million at January 2, 1998, under a facility pursuant to which they can be renewed or replaced.

NOTE 4 - INCOME TAXES:

 The components of the deferred tax liability and asset are as follows:

                                               April 3,          January 2,
                                                 1998               1998
                                                 ----               ----
                                                     (in thousands)
Deferred Tax Liability:
     Property, plant and equipment             $27,258            $26,925
     Trademarks                                 10,021             10,108
     Goodwill                                    1,629
     Other                                       7,023              7,856
                                               -------            -------
     Total                                     $45,931            $44,889
                                               -------            -------
Deferred Tax Asset:
     Other                                     $ 6,639            $ 4,643
                                               -------            -------
     Total                                     $ 6,639            $ 4,643
                                               -------            -------
Net Deferred Tax Liability                     $39,292            $40,246
                                               =======            =======


 The provision for income taxes consists of the following:

                                                  Three Months Ended
                                                  ------------------
                                               April 3,           April 4,
                                                 1998               1997
                                                 ----               ----
                                                      (in thousands)
Current:
     Federal                                    $3,801             $3,005
     State and local                               229                618
                                                ------             ------
                                                $4,030             $3,623
Deferred:
     Federal                                    $   66             $  290
     State and local                                 7                 38
                                                ------             ------
                                                $   73             $  328
                                                ------             ------
Total                                           $4,103             $3,951
                                                ======             ======

The tax provision for the periods ending April 3, 1998 and April 4, 1997 was 37.5% and 40.3% of pre-tax income, respectively. The factors causing the rate to vary from the U.S. Federal Statutory rate are as follows:

                                                                     Three Months Ended
                                                                     -------------------
                                                                April 3,            April 4,
                                                                  1998                1997
                                                                  ----                ----
                                                                       (in thousands)

Computed (expected) tax provision                                $3,828               $3,434
Increase (decrease) from:
     State and local taxes                                          150                  426
     Amortization of goodwill                                       193                  171
     Foreign sales                                                  (62)                 (98)
     Other book to tax differences, net                              (6)                  18
                                                                 ------               ------
          Total                                                  $4,103               $3,951
                                                                 ======               ======

NOTE 5 - SUBSEQUENT EVENT:

On June 13, 1998, the Company announced that it had entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 12, 1998, by and among the Company, Armstrong World Industries, Inc. ("Armstrong") and Sapling Acquisition, Inc., a wholly-owned subsidiary of Armstrong. Pursuant to the Merger Agreement, Armstrong has commenced a cash tender offer for all of the outstanding shares of common stock of the Company at $55.50 per share. The tender will be followed by a merger in which any shares not tendered into the offer will be converted into the right to receive the same price in cash. As of May 15, 1998, there were approximately 16.95 million shares of Company stock outstanding on a fully diluted basis, making the total equity value of the transaction equal to approximately $890 million (including the proceeds from the exercise of outstanding stock options) and implying a total Company enterprise value of approximately $1,155 million, including the Company's indebtedness of approximately $265.0 million as of April 3, 1998. Consummation of the tender offer is subject to a number of conditions including the condition that at least a majority of the Company's outstanding shares, on a fully diluted basis, be tendered into the offer.

Description of Transaction:

On June 13, 1998, Armstrong World Industries, Inc. ("Armstrong" or the "Company") announced that it had entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 12, 1998, by and among Triangle Pacific Corp. ("Triangle Pacific"), a Delaware corporation, Armstrong and Sapling Acquisition, Inc. ("Sapling"), a Delaware corporation and a wholly-owned subsidiary of Armstrong. Triangle Pacific is a leading U.S. manufacturer of hardwood flooring and other flooring and related products and a substantial manufacturer of kitchen and bathroom cabinets. Pursuant to the Merger Agreement, Armstrong has commenced a cash tender offer for all of the outstanding shares of common stock of Triangle Pacific at $55.50 per share. The tender will be followed by a merger in which any shares not tendered into the offer will be converted into the right to receive the same price in cash. As of May 15, 1998, there were approximately 16.95 million shares of Triangle Pacific stock outstanding on a diluted basis, making the total equity value of the transaction equal to approximately $890 million (including the proceeds from the exercise of outstanding stock options and warrants) and implying a total Triangle Pacific enterprise value of approximately $1,150 million, including Triangle Pacific's net indebtedness of approximately $260 million as of April 3, 1998. Consummation of the tender offer is subject to a number of conditions including the condition that at least a majority of Triangle Pacific's outstanding shares, on a diluted basis, be tendered into the offer. Shareholders of Triangle Pacific representing approximately 35% of Triangle Pacific's common stock on a diluted basis have agreed, subject to certain exceptions, to tender (and not thereafter withdraw) their shares pursuant to and in accordance with the terms of the offer.

Basis of Presentation

The Unaudited Condensed Combined Pro Forma Balance Sheet as of March 31, 1998, gives effect to the acquisition of Triangle Pacific's business by Armstrong as if the acquisition, accounted for as a purchase, had occurred on that date. The Unaudited Pro Forma Condensed Combined Statements of Earnings for the year ended December 31, 1997, and three months ended March 31, 1998, give effect to the acquisition of Triangle Pacific's business by Armstrong as if the acquisition, had occurred on January 1, 1997 and 1998, respectively. The pro forma information is based on historical financial statements of Triangle Pacific and Armstrong after giving effect to the proposed transaction using the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the pro forma financial statements. Armstrong will continue its study to determine the fair value of the acquired assets and liabilities. The pro forma financial statements have been prepared on the basis of preliminary estimates.

The pro forma statements have been prepared by Armstrong based upon the financial statements of Triangle Pacific (filed with this report under Item 7
(a)). These pro forma statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the audited financial statements and notes of Triangle Pacific and the audited financial statements and notes of Armstrong.

               Armstrong World Industries, Inc. and Subsidiaries
                      Pro Forma Balance Sheet (Unaudited)
                   as of March 31, 1998 (amounts in millions)

                                                        Armstrong    Triangle   Pro-Forma         Armstrong
                                                      Consolidated   Pacific   Adjustments        Pro-Forma
          Assets
Current assets:
  Cash and cash equivalents                               $   48.9     $  4.7      $  (7.8)  (d)   $   45.8
  Accounts receivable less allowance                         293.0       77.5          ---            370.5
  Inventories                                                217.9      146.6         11.9   (a)      376.4
  Income tax benefits                                         22.5                    24.5   (a)       47.0
  Other current assets                                        35.8        4.3          ---             40.1
                                                          --------     ------      -------         --------
               Total current assets                          618.1      233.1         28.6            879.8
                                                          --------     ------      -------         --------
  Property, plant and equipment                            1,990.8      255.6          ---          2,246.4
   Less:  accumulated depreciation and amortization
                                                          --------       57.2      -------         --------
                                                           1,022.5     ------          ---          1,079.7
                                                          --------                 -------         --------
   Net property, plant and equipment                         968.3      198.4          ---          1,166.7
Insurance for asbestos-related liabilities
                                                             291.6        0.0          ---            291.6
Investment in affiliates                                     173.4        0.0          ---            173.4
Goodwill                                                                 97.2        (97.2)  (a)
                                                                                     787.4   (a)      787.4
Trademarks                                                               38.6          ---             38.6
Deferred financing fees                                                   4.3         (4.3)  (a)        0.0
Other noncurrent assets                                      357.2        4.2          ---            361.4
                                                          --------     ------      -------         --------
              Total assets                                $2,408.6     $575.8      $ 714.5         $3,698.9
                                                          ========     ======      =======         ========

Liabilities and Shareholders' Equity
Current Liabilities
   Short-term debt                                        $  135.7     $  ---      $   ---         $  135.7
   Current installments of long-term debt                      3.5        3.9          ---              7.4
   Accounts payable and accrued expenses                     333.5       67.8          ---            401.3
   Income taxes                                               39.4        6.2          ---             45.6
                                                          --------     ------      -------         --------
     Total current liabilities                               512.1       77.9          ---            590.0
                                                          --------     ------      -------         --------
Long-term debt                                               223.8      261.1        899.2   (d)
                                                                                       6.3   (a)    1,390.4
ESOP loan guarantee                                          201.8        ---          ---            201.8
Postretirement and postemployment benefits                   248.7        ---          ---            248.7
Asbestos-related liabilities                                 149.9        ---          ---            149.9
Other long-term liabilities                                  171.6        3.6          1.4   (a)      176.6
Deferred income taxes                                         56.2       39.3          1.5   (a)       97.0
Minority interest in subsidiaries                             14.5        ---          ---             14.5
                                                          --------     ------      -------         --------
Total noncurrent liabilities                               1,066.5      304.0        908.4          2,278.9
                                                          --------     ------      -------         --------
Shareholder's equity:
   Common stock                                               51.9        0.1         (0.1)  (a)       51.9
   Capital in excess of par value                            169.0       93.9        (93.9)  (a)      169.0
   Reduction for ESOP loan guarantee                        (205.8)       ---          ---           (205.8)
   Retained earnings                                       1,369.0       99.9        (99.9)  (a)    1,369.0
   Other comprehensive income                                (14.5)       ---          ---            (14.5)
   Treasury stock                                           (539.6)       ---          ---           (539.6)
                                                          --------     ------      -------         --------
Total shareholders' equity                                   830.0      193.9       (193.9)           830.0
                                                          --------     ------      -------         --------
Total liabilities and shareholders' equity                $2,408.6     $575.8      $ 714.5         $3,698.9
                                                          ========     ======      =======         ========

The accompanying notes to unaudited condensed combined pro forma financial statements are an integral part of these statements.

               Armstrong World Industries, Inc. and Subsidiaries
                  Pro Forma Statements of Earnings (Unaudited)
                      for the Year Ended December 31, 1997
                             (amounts in millions)

                                                        Armstrong    Triangle    Pro-Forma    Armstrong
                                                      Consolidated   Pacific    Adjustments   Pro Forma
NET SALES                                                 $2,198.7     $652.9    $  ---        $2,851.6
Cost of goods sold                                         1,461.7      495.3       ---         1,957.0
Selling, general and administrative expense                  385.3       80.5      19.7   (e)     485.5
Goodwill Amortization                                                     2.6      (2.6)  (f)       0.0
Equity (Earnings) loss from
    affiliates                                                29.7        ---       ---            29.7
                                                          --------     ------    ------        --------
Operating income                                             322.0       74.5     (17.1)          379.4

Interest expense                                              28.0       22.9      58.4   (g)     109.3
Other (income) expenses, net                                  (2.2)       ---       ---            (2.2)
                                                          --------     ------    ------        --------
Earnings before income taxes                                 296.2       51.6     (75.5)          272.3
Income taxes                                                 111.2       19.8     (19.5)  (h)     111.5
                                                          --------     ------    ------        --------

NET EARNINGS                                              $  185.0     $ 31.8    $(56.0)       $  160.8
                                                          ========     ======    ======        ========

Net earnings per share of common stock:
  Basic                                                   $   4.55                             $   3.96
  Diluted                                                 $   4.50                             $   3.92

Average number of common shares outstanding
  Basic                                                       40.6                                 40.6
  Diluted                                                     41.0                                 41.0

The accompanying notes to unaudited condensed combined pro forma financial statements are an integral part of these statements.

               Armstrong World Industries, Inc. and Subsidiaries
                  Pro Forma Statements of Earnings (Unaudited)
                   for the Three Months Ended March 31, 1998
                             (amounts in millions)


                                                      Armstrong    Triangle    Pro-Forma      Armstrong
                                                    Consolidated   Pacific    Adjustments     Pro Forma
NET SALES                                                 $543.1     $173.4     $  ---           $716.5
Cost of goods sold                                         362.7      133.5        ---            496.2
Selling, general and administrative expense                104.0       22.2        4.9   (e)      131.1
Goodwill Amortization                                                   0.7       (0.7)  (f)        0.0
Equity (Earnings) from affiliates                           (0.7)       ---        ---             (0.7)
                                                          ------     ------     ------           ------
Operating income                                            77.1       17.0       (4.2)            89.9

Interest expense                                             6.6        6.2       14.6   (g)       27.4
Other (income) expenses, net                                (1.0)       ---        ---             (1.0)
                                                          ------     ------     ------           ------
Earnings before income taxes                                71.5       10.8      (18.8)            63.5
Income taxes                                                25.0        4.1       (4.9)  (h)       24.2
                                                          ------     ------     ------           ------

NET EARNINGS                                              $ 46.5     $  6.7     $(13.9)          $ 39.3
                                                          ======     ======     ======           ======

Net earnings per share of common stock:
  Basic                                                   $ 1.17                                 $ 0.99
  Diluted                                                 $ 1.15                                 $ 0.97

Average number of common shares outstanding
  Basic                                                     39.8                                   39.8
  Diluted                                                   40.5                                   40.5

The accompanying notes to unaudited condensed combined pro forma financial statements are an integral part of these statements.

Notes to Unaudited Condensed Combined Pro Forma Financial Statements

a) The acquisition is to be accounted for as a purchase business combination. The purchase price, including acquisition costs, has been allocated as follows (see note b):

                               (in millions)                                        March 31, 1998
                                                                                    ---------------
Purchase price:
  Acquisition of outstanding shares of common stock                                         $ 818.8
  Effect of assumed exercise of employee and
      director stock options and outstanding
      warrants                                                                                 70.1
  Tax benefit on exercise of options and
      warrants                                                                                (24.5)
Acquisition expenses                                                                           18.1
Book value of net assets acquired                                                            (193.9)
                                                                                            -------
Excess of purchase price over net assets acquired                                           $ 688.6
                                                                                            =======

Allocation of purchase price:
Increase in inventory value to convert from LIFO to current cost                            $  11.9
Elimination of deferred financing fees                                                         (4.3)
Elimination of acquired goodwill                                                              (97.2)
Adjust senior notes to redemption price (at August 1, 1998)                                    (6.3)
Adjustment to pension liability to reflect projected benefit obligation and
 a change in discount rate assumptions                                                         (1.4)
Net increase in deferred tax liabilities                                                       (1.5)
Goodwill                                                                                      787.4
                                                                                            -------
                                                                                            $ 688.6
                                                                                            =======

The purchase price allocation is preliminary and further refinements are likely to be made based on the completion of final valuation studies.

b) Represents the cash purchase of 100% of Triangle Pacific's outstanding common stock (14,752,345 shares at March 31, 1998 at $55.50 per share, or $818.8 million).

c) In accordance with the merger agreement, Triangle Pacific will cancel all outstanding options and warrants and pay to the holders of such options and warrants cash equal to the difference between the offer price and the exercise price. As of March 31, 1998, 2,183,540 options and warrants with an average fair value of $32.10 were held by officers and directors of Triangle Pacific. Triangle Pacific will record an expense of $70.1 million before tax ($45.6 million after tax) related to these options and warrants. In addition, Armstrong will pay Triangle Pacific for the payments related to the cancellation of these options.

   The total amount of cash payments related to outstanding shares of common stock and the options held by officers and directors of Triangle Pacific and warrants is as follows:

                                                                                                           March 31,
                                                                                                             1998
                                                                                                             ----
                                                                                                           (millions)
Cash purchase of Triangle Pacific outstanding common stock                                                   $818.8
Expense for cancellation of outstanding options and warrants                                                   70.1
                                                                                                             ------
Total                                                                                                        $888.9
                                                                                                             ======

(d) The acquisition financing is expected to include the issuance by Armstrong of public and/or private short and long-term debt securities. The long-term debt issued is expected to be comprised of short-term notes, which will be characterized as long-term debt for accounting purposes because the notes will be backed by a long-term debt facility, and term debt.

                                                                                            March 31, 1998
                                                                                              (millions)
Details of acquisition financing:
Uses of cash requirements:
Acquisition of outstanding shares of common stock                                                $818.8
Reimbursement for payment for exercise of
   officers and directors options and
   outstanding warrants                                                                            70.1
Acquisition costs                                                                                  18.1
                                                                                                 ------
Total cash requirements                                                                          $907.0
                                                                                                 ======

Sources of cash requirements:
Long-term debt issuance, estimated interest rate 6.5%                                            $899.2
Cash from internal sources                                                                          7.8
                                                                                                 ------
Total cash requirements                                                                          $907.0
                                                                                                 ======

(e) Represents the amortization of goodwill of $787.4 million over a 40 year amortization period, or $19.7 million per year.

(f) Represents an adjustment to general expenses to eliminate amortization of the goodwill acquired from Triangle Pacific.

(g) Represents interest expense related to the long-term debt identified in (d) above.

(h) Represents income tax benefits related to pro forma adjustments at the effective rate.

(i) The unaudited condensed combined pro forma financial statements exclude the effect of the potential acquisition of DLW Aktiengesellschaft announced on June 5, 1998.